Exhibit 99.3

INDEX TO UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Condensed Combined Balance Sheet as of March 31, 2019

Unaudited Pro Forma Condensed Combined Statement of Operations for the twelve months ended December 31, 2018

Unaudited Pro Forma Condensed Combined Statement of Operations for the three months ended March 31, 2019

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

CASA SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following unaudited pro forma combined balance sheet as of March 31, 2019 is based on the historical balance sheets of Casa Systems, Inc. (the “Company”) and NetComm Wireless Limited (“NetComm”) and have been prepared to reflect the acquisition and related cash payments as if the acquisition had been consummated on March 31, 2019. The unaudited pro forma condensed combined statements of operations for the twelve months ended December 31, 2018 combines the Company’s and NetComm’s historical consolidated statements of operations as if the acquisition had been consummated on January 1, 2018. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 combines the Company’s consolidated statements of operation for the three months ended March 31, 2019 with NetComm’s consolidated statement of operations for the three months ended December 31, 2018 as if the acquisition had been consummated on January 1, 2018.

Both the unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2019 and for the twelve months ended December 31, 2018 include NetComm’s consolidated statement of operations for the three-month period ended December 31, 2018. Total revenues and net income for the three months ended December 31, 2018 are reflected in the historical financial statements as presented in the interim unaudited pro forma condensed combined statement of operations below.

There were no unusual charges or adjustments to NetComm’s gross profit, operating expenses or operating income for the three months ended March 31, 2019.

The unaudited pro forma combined financial information is presented for informational purposes only and is not intended to represent or be indicative of the results of operations that would have been achieved if the acquisition had been completed on an earlier date, and should not be taken as representative of future consolidated results of operations or financial condition of the Company. Preparation of the unaudited pro forma combined financial information for all periods presented required management to make certain judgments and estimates to determine the pro forma adjustments, such as purchase accounting adjustments, which include, among others, amortization charges from acquired intangible assets. The unaudited pro forma combined financial information also reflects adjustments to certain financial statement line items included in NetComm’s historical presentation to align with the corresponding financial statement line items included in the Company’s historical presentation. The reclassifications had no impact on the historical results of operations, net income, total assets, liabilities, or stockholders’ equity reported by the Company or NetComm.

The unaudited pro forma combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and NetComm (included in Exhibits 99.1 and 99.2) and other financial information pertaining to the Company included in its respective annual reports on Form 10-K and quarterly reports on Form 10-Q.

CASA SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of March 31, 2019

(in thousands, except per share amounts)

	Casa Systems March 31, 2019	NetComm March 31, 2019	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$264,411	$9,247	$(123,919)	(g), (l)	$149,739
Accounts receivable, net	50,091	17,921	1,646	(n)	69,658
Inventory	67,773	30,110	(7,010)	(n)	90,873
Prepaid expenses and other current assets	4,979	—	2,224	(n)	7,203
Prepaid income taxes	1,636	167	(167)	(n)	1,636
Other assets	—	1,610	(1,610)	(a)	—

Total current assets	388,890	59,055	(128,836)		319,109
Property and equipment, net	29,482	8,445	(435)	(n)	37,492
Goodwill	—	635	34,880	(i)	35,515
Other intangible assets	—	—	44,000	(j)	44,000
Contract assets	—	1,122	(1,122)	(a)	—
Accounts receivable, net of current portion	1,997	—	—		1,997
Deferred tax assets	23,703	6,225	(2,237)	(d), (n)	27,691
Other assets	3,694	24,367	(24,354)	(d), (n)	3,707

Total assets	$447,766	$99,849	$(78,104)		$469,511

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,814	$23,764	$(14,940)	(n)	$26,638
Accrued expenses and other current liabilities	23,088	—	13,884	(n)	36,972
Accrued income taxes	1,568	—	282	(n)	1,850
Deferred revenue	31,319	—	—		31,319
Employee benefit	—	2,148	(2,148)	(a)	—
Other current liabilities	—	2,911	(2,911)	(a)	—
Current portion of long-term debt, net of unamortized debt issuance costs	2,184	7,481	(3,974)	(n)	5,691

Total current liabilities	75,973	36,304	(9,807)		102,470
Accrued expenses and other current liabilities, net of current portion	—	—	489	(n)	489
Accrued income taxes, net of current portion	5,124	—	—		5,124
Deferred revenue, net of current portion	8,504	—	—		8,504
Provisions	—	547	(547)	(a)	-
Long-term debt, net of current portion and unamortized debt issuance costs	292,731	—	—		292,731

Total liabilities	382,332	36,851	(9,865)		409,318

Stockholders’ equity:
Common stock	84	52,773	(52,773)	(k)	84
Additional paid-in capital	159,992	—	—		159,992
Reserves	—	(4,589)	4,589	(k)	—
Accumulated other comprehensive loss	(445)	—	—		(445)
Accumulated deficit	(94,197)	14,814	(20,055)	(k), (l)	(99,438)

Total stockholders’ equity	65,434	62,998	(68,239)		60,193

Total liabilities and stockholders’ equity	$447,766	$99,849	$(78,104)		$469,511

See accompanying notes to the unaudited pro forma combined financial information.

CASA SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the twelve months ended December 31, 2018

(in thousands, except per share amounts)

	Casa Systems December 31, 2018	NetComm December 31, 2018	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenue:
Product	$256,989	$—	$136,850	(a)	$ 393,839
Service	40,138	—	2,818	(a)	42,956
Revenue from the sale of goods	—	139,668	(139,668)	(a)	—

Total revenue	297,127	139,668	—		436,795

Cost of revenue:
Product	74,350	—	93,222	(a), (b), (o)	167,572
Service	4,811	—	765	(a)	5,576
Change in inventories of finished goods and work in progress	—	(16,116)	16,116	(a)	—
Raw materials consumed	—	102,824	(102,824)	(a)	—

Total cost of revenue	79,161	86,708	7,279		173,148

Gross profit	217,966	52,960	(7,279)		263,647

Operating expenses:
Research and development	70,974	—	23,869	(a), (d)	94,843
Selling, general and administrative	68,026	—	28,930	(a), (c), (d), (m), (e)	96,956
Employee benefits	—	23,571	(23,571)	(a)	—
Administrative expenses	—	9,184	(9,184)	(a)	—
Other expenses	—	5,597	(5,597)	(a)	—
Depreciation and amortization expense	—	9,612	(9,612)	(a)	—

Total operating expenses	139,000	47,964	4,835		191,799

Income from operations	78,966	4,996	(12,114)		71,848

Other income (expense):
Interest income	6,259	34	—		6,293
Interest expense	(19,763)	(11)	—		(19,774)
Gain (loss) on foreign currency, net	(911)	—	429	(a), (f)	(482)
Other income, net	1,387	—	(20)	(a)	1,367

Total other income (expense), net	(13,028)	23	409		(12,596)

Income before benefit from income taxes	65,938	5,019	(11,705)		59,252
Benefit from income taxes	(7,068)	106	(3,510)	(h)	(10,472)

Net income	$73,006	$4,913	$(8,195)		$69,724

Net income per share attributable to common stockholders:
Basic	$0.87				$0.83

Diluted	$0.79				$0.76

Weighted-average shares used to compute net income per share attributable to common stockholders:
Basic	83,539				83,539

Diluted	91,877				91,877

See accompanying notes to the unaudited pro forma combined financial information.

CASA SYSTEMS, INC.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS

For the three months ended March 31, 2019

(in thousands, except per share amounts)

	Casa Systems Three Months Ended March 31, 2019	NetComm Three Months Ended December 31, 2018	Pro Forma Adjustments (Note 4)		Pro Forma Combined
Revenue:
Product	$26,653	$—	$34,494	(a)	$61,147
Service	8,833	—	714	(a)	9,547
Revenue from the sale of goods	—	35,208	(35,208)	(a)	—

Total revenue	35,486	35,208	—		70,694

Cost of revenue:
Product	9,429	—	24,238	(a), (b), (o)	33,667
Service	1,560	—	188	(a)	1,748
Change in inventories of finished goods and work in progress	—	(12,647)	12,647	(a)	—
Raw materials consumed	—	34,447	(34,447)	(a)	—

Total cost of revenue	10,989	21,800	2,626		35,415

Gross profit	24,497	13,408	(2,626)		35,279

Operating expenses:
Research and development	18,405	—	6,462	(a), (d)	24,867
Selling, general and administrative	20,193	—	6,524	(a), (d), (e), (m)	26,717
Employee benefits	—	6,393	(6,393)	(a)	—
Administrative expenses	—	3,360	(3,360)	(a)	—
Other expenses	—	1,600	(1,600)	(a)	—
Depreciation and amortization expense	—	3,097	(3,097)	(a)	—

Total operating expenses	38,598	14,450	(1,464)		51,584

Loss from operations	(14,101)	(1,042)	(1,162)		(16,305)

Other income (expense):
Interest income	1,652	11	—		1,663
Interest expense	(5,197)	(1)	—		(5,198)
Gain (loss) on foreign currency, net	(92)	—	(817)	(a), (f)	(909)
Other income, net	229	—	—		229

Total other income (expense), net	(3,408)	10	(817)		(4,215)

Loss before benefit from income taxes	(17,509)	(1,032)	(1,979)		(20,520)
Benefit from income taxes	(2,170)	(1,338)	(594)	(h)	(4,102)

Net loss	$(15,339)	$306	$(1,385)		$(16,418)

Net loss per share attributable to common stockholders:
Basic and diluted	$(0.18)				$(0.20)

Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic and diluted	83,323				83,323

See accompanying notes to the unaudited pro forma combined financial information.

CASA SYSTEMS, INC.

NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

1.	Basis of Presentation

On July 1, 2019, pursuant to the terms of the Scheme Implementation Deed (the “Scheme”, or the “Agreement”) dated February 21, 2019, the Company completed its acquisition of NetComm in exchange for cash consideration of approximately $161.0 million Australian dollars, or AUD ($112.7 million United States dollars, or USD, based on an exchange rate of USD $0.700 per AUD $1.00 on July 1, 2019), and NetComm became a wholly-owned subsidiary of the Company (the “Acquisition”).

The accompanying unaudited pro forma condensed combined financials statements (the “Pro Forma Financial Statements”) present the pro forma consolidated financial position and results of operations of the combined company based upon the historical financial statements of the Company and NetComm, after giving effect to the Acquisition and adjustments described in these footnotes, and are intended to reflect the impact of the Acquisition on the Company.

The financial data in the Pro Forma Financial Statements are presented in U.S. Dollars and have been prepared in accordance with the Company’s accounting policies that conform to U.S. GAAP and the rules and regulations of SEC Regulation S-X.

The unaudited pro forma condensed combined balance sheet as of March 31, 2019 is based on the historical condensed consolidated balance sheets of the Company and NetComm after giving effect to the Acquisition as if it had occurred on March 31, 2019, including any fair value adjustments required. Similarly, the unaudited pro forma condensed statements of operations for the three months ended March 31, 2019 and the year ended December 31, 2018 are based on the historical consolidated statements of operations of the Company and NetComm after giving effect to the Acquisition as if it had occurred on January 1, 2018.

The historical consolidated financial information has been adjusted in the Pro Forma Financial Statements to give effect to events that are (1) directly attributable to the acquisition, (2) factually supportable and (3) with respect to the unaudited pro forma condensed combined statements of operations, are expected to have a continuing impact on the results of operations.

The Pro Forma Financial Statements do not reflect the expected realization of cost savings following the Acquisition or anticipated costs the Company will incur to realize such synergies. These savings are expected to result from streamlining of product development initiatives, alignment of overlapping functional areas, such as sales and marketing and certain general and administrative functions. Although management expects that costs savings will result from the Acquisition, there can be no assurance that these cost savings will be achieved.

The Acquisition was accounted for under the acquisition method of accounting for business combinations pursuant to Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”). ASC 805 requires, among other things, that the assets acquired and liabilities assumed be recognized at their fair market values as of the date of completion of the merger. ASC 820, Fair Value Measurements (“ASC 820”), which establishes a framework for measuring fair values, defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.”

The Company’s cost to acquire NetComm has been allocated to the assets acquired and liabilities assumed based upon the respective preliminary estimate of fair values as of the date of the merger using assumptions that the Company’s management believes are reasonable given the information currently available. The process for estimating the fair values of identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows and developing appropriate discount rates. Deferred tax assets and liabilities were recorded under U.S. GAAP based on the Company’s preliminary determination of the tax basis in those items, taking into account applicable Australian tax principles. The

Company is currently in the process of finalizing this analysis and the resulting final balances may differ materially from the balances shown in the accompanying Pro Forma Financial Statements. The excess of the purchase price over the estimated amounts of net assets of $35.5 million as of the effective date of the Acquisition was allocated to goodwill, in accordance with the accounting guidance. The amounts allocated to acquired assets and assumed liabilities in the Pro Forma Financial Statements are based on management’s preliminary valuation estimates. Definitive allocations are being performed and finalized based on certain valuations and other studies performed by the Company with the services of outside valuation specialists. Accordingly, the purchase price allocation adjustments and related amortization reflected in the foregoing Pro Forma Financial Statements are preliminary, have been made solely for the purpose of preparing these statements and are subject to revision based on a final determination of fair value.

Acquisition-related transaction costs (e.g., investment banker, advisory, legal, valuation, and other professional fees) are not included as a component of consideration transferred but are required to be expensed as incurred. The unaudited pro forma condensed combined balance sheet reflects $6.6 million of total acquisition-related transaction costs of both companies, of which $5.2 million was incurred subsequent to the unaudited pro forma condensed combined balance sheet date and is reflected as a reduction of cash with a corresponding increase in accumulated deficit. These costs are not presented in the unaudited pro forma condensed combined statements of operations because they will not have a continuing impact on the combined results.

2.	Preliminary Purchase Price Allocation

The Company completed the acquisition of NetComm for approximately AUD $161.0 million (USD $112.7 million, based on an exchange rate of USD $0.700 per AUD $1.00 on July 1, 2019) using cash on hand. NetComm’s cash and cash equivalents balance at the acquisition date was $3.3 million, as such, total consideration net of cash acquired is $109.4 million. NetComm’s existing debt of approximately $3.5 million as of the acquisition date has been accounted for as an assumed liability.

For the purpose of this pro forma analysis, the preliminary acquisition accounting is as follows:

(In thousands)
Assets acquired
Fair value of tangible assets:
Accounts receivable	$19,567
Inventory	23,100
Prepaid expenses and other current assets	2,224
Property, plant and equipment	8,010
Deferred tax assets	3,988
Other assets	13
Goodwill	35,515
Identifiable intangible assets	44,000

Total assets acquired	$136,417

Liabilities assumed
Accounts payable	$(8,824)
Accrued expenses	(13,884)
Accrued income taxes	(282)
Current potion of long-term debt	(3,507)
Other liabilities	(489)

Total liabilities assumed	$(26,986)

Net assets acquired	$109,431

Tangible assets and assumed liabilities were valued at their respective carrying amounts recorded by NetComm, as the Company believes that their carrying values approximate their values at the acquisition date.

Inventory at the acquisition date was adjusted to its estimated fair value using the Comparable Sales Method for work in process (“WIP”) and finished goods, whereby estimated selling prices are reduced by the sum of any cost to complete, cost of disposal, holding costs and a reasonable profit allowance for the Company. The fair value of raw materials was evaluated based on estimated replacement cost and was determined to approximate book value.

The amounts presented in the table above are preliminary and have been used to prepare pro forma adjustments in the pro forma condensed combined balance sheet and pro forma condensed combined statements of operations. The final acquisition accounting will be determined when the Company has completed the detailed valuations and necessary calculations. The final acquisition accounting may include (1) changes in fair value of intangible assets such as developed technology, customer relationships and trade names, as well as goodwill and (2) other changes to assets and liabilities. Such changes may be material.

3.	Valuation of Intangible Assets and Goodwill

The acquisition method of accounting requires the Company to recognize 100% of the fair value of the business acquired as of the acquisition date, which includes identifiable intangible assets and goodwill. The fair value of identifiable intangible assets, including developed technology, customer relationships and trade name, are based upon a detailed valuation that uses information and assumptions provided by management, as further described below.

Identifiable Intangible Assets

The identifiable intangible assets and estimated useful lives are as follows:

	Amount (In thousands)	Estimated Useful Life
Developed technology	$25,000	7 years
Customer relationships	18,000	10 years
Trade name	1,000	3 years

Total estimated identifiable intangible assets	$44,000

The Company believes that the estimated intangible asset values presented above represent the fair market values at the date of acquisition and do not exceed the amount a third party would pay for such assets. The Company used the income approach to determine the fair market value of the intangible assets. This approach calculates fair value by discounting the estimated after-tax cash future cash flows back to a present value. The baseline data for this analysis was the cash estimates used to price the transaction. Cash flows were forecasted for each intangible asset and then discounted using an appropriate discount rate. The discount rates were benchmarked with reference to the Company’s implied internal rate of return, as well as the weighted-average cost of capital of other comparable public companies.

The existing technology assets relate to currently marketed products. Given the uncertainties inherent with product development and introduction, there can be no assurance that any of the combined company’s product development efforts will be successful on a timely basis or within budget, if at all. These preliminary estimates of fair value and estimated useful lives may vary materially from the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. A 10% change in the valuation of intangible assets would cause a corresponding $0.5 million annual increase or decrease in amortization expense, assuming a weighted-average life of 8.2 years. As the Company completes its annual fair value analysis, additional information may be obtained by the Company regarding the specifics of NetComm’s intangible assets, and additional insight may be gained that could impact: (i) the estimated total value assigned to intangible assets, (ii) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known as the Company completes its final acquisition accounting.

Goodwill

The preliminary acquisition accounting has resulted in goodwill of approximately $35.5 million. Various factors contributed to the establishment of the goodwill, including: the strategic benefit of expanding the breadth of the Company’s product offerings; the value of NetComm’s highly trained work force; the expected revenue growth over time that is attributable to increased market penetration from future products and customers, and cross-selling by the sales force; and the synergies expected to result from reducing redundant infrastructure such as corporate costs and field operations. The goodwill acquired in the acquisition is not deductible for tax purposes.

4.	Pro Forma Adjustments

The pro forma adjustments included in the Pro Forma Financial Statements are as follows:

(a)	Amounts have been reclassified to conform to the Company’s accounting policies and presentation.

(b)

Reflects an adjustment of $0.1 million and $0.5 million for the year ended December 31, 2018 and the three months ended March 31, 2019, respectively, to recognize the provision reversed by NetComm for obsolete or slow-moving inventory. In accordance with the IAS 2, Inventories, as issued by the IASB, NetComm reverses the provision for inventory write downs in the statement of operations, during the period in which such reversal occurs. Under ASC 330, Inventories, as issued by FASB, reversals of previous write-downs are not permitted, unless they relate to changes in exchange rates or when the inventory that is fully or partially reserved is sold and the associated reserve is also released to cost of sales.

(c)

Reflects an adjustment of $0.1 million to write off the contract assets capitalized by NetComm under IFRS 15, Revenue from Contracts with Customers, as issued by IASB. Under IFRS 15, NetComm has capitalized certain costs to obtain the contract and costs to fulfil the contract subject to the conditions given under IFRS 15. As of December 31, 2018, the Company had not yet adopted ASC 606, Revenue from Contracts with Customers, as issued by FASB, and was continuing to recognize the revenue under ASC 605, Revenue Recognition. Under ASC 605 and the Company’s accounting policies, such costs are expensed as incurred.

(d)

Reflects an adjustment to write off the capitalized development costs. In accordance with IAS 38, Intangible Assets, as issued by the IASB, NetComm capitalizes research and development costs directly and indirectly attributable to development of new products upon establishment of technical and commercial feasibility. Under ASC 350, Intangible Assets, as issued by FASB, with the exception of certain internally developed computer software and direct-response advertising, all other internally generated development costs are expensed as they are incurred. This adjustment impacts the following financial statement line items in the unaudited pro forma combined financial statements as follows:

Three Months Ended March 31, 2019 (In thousands)
Balance sheet

Assets:
Deferred tax assets	$7,267
Other assets	(24,222)

	(In thousands)
	Twelve Months Ended December 31, 2018	Three Months Ended March 31, 2019
Statement of operations

Operating expenses:
Research and development	$11,411	$2,477
Selling, general and administrative	(4,740)	(2,002)
Benefit from income taxes	(2,001)	(142)

Total adjustments	$4,670	$333

(e)

Adjustment to record amortization of customer relationships and trade name of approximately $2.1 million and $0.5 million for the twelve months ended December 31, 2018 and three months ended March 31, 2019, respectively.

(f)

NetComm has designated its forward foreign currency contracts as cash flow hedges and recognizes the effective portion of fair value movements in hedging instruments as other comprehensive income. The Company does not designate its forward foreign currency contracts as hedging instrument. This adjustment reflects the de-designation of NetComm forward foreign currency contracts in accordance with the Company’s accounting policies. As a result, all related other comprehensive income recognized from cash flow hedges during the period presented is reclassified to gain (loss) on foreign currency, net.

(g)

Reflects the use of the combined company cash balance, including consideration paid to NetComm shareholders and transaction costs for both NetComm and the Company to close the transaction, as discussed in Note 2.

(h)	Adjustment to reflect the statutory tax rate of 30%.

(i)	Adjustment to record goodwill recognized in connection with the transaction, as discussed in Note 3.

(j)	Adjustment to record the fair value of NetComm’s identifiable intangibles assets, as discussed in Note 3.

(k)

Adjustment to eliminate NetComm’s historical equity. The accumulated deficit adjustment also includes impact of recording an adjustment for transaction costs incurred in connection with the acquisition, as discussed in Adjustment (l) below.

(l)

Reflects transaction costs incurred of $5.2 million in connection with the acquisition of NetComm, but not recorded in the historical financial statements as of the period presented. The amounts are reflected as an adjustment to accumulated deficit but are not reflected in the unaudited pro forma condensed combined statements of operations, as they will not have a continuing impact on the Company.

(m)

To eliminate transaction costs totaling approximately $0.1 million incurred by NetComm that are included in the historical financial statements for the twelve months ended December 31, 2018. In addition, to eliminate transaction costs totaling approximately $0.9 million (approximately $0.8 million and $0.1 million of this amount was incurred by the Company and NetComm, respectively) that are included in the historical financial statements for the three months ended March 31, 2019. These costs are eliminated as they are attributable to the acquisition of NetComm and will not have a continuing impact on the Company.

(n)	Adjustment to acquired tangible net assets to reflect the fair value.

(o)

Adjustment to record amortization of developed technology of approximately $3.6 million and $0.9 million for the twelve months ended December 31, 2018 and three months ended March 31, 2019, respectively.